Exhibit 10.21

Lease Agreement

Party A (hereinafter referred to as the “Group”): Tianjin Tianshi Group Co., Ltd.

Party B (hereinafter referred to as the “Biological”): Tianjin Tianshi Biological Development Co., Ltd.

Group and Biological sign this agreement whereby Biological uses Group’s premise and relevant facilities on the basis of equality, mutual benefit, honesty and friendly negotiation. Both parties shall observe this agreement.

1.	Group provides Biological the offices and relevant facilities set forth in Exhibit “A” that are located at No. 6 Yuanquan Road, Wuqing New Tech Industrial Park, Tianjin, China.
2.	The lease term is for one years commencing on January 1, 2008, and ending on December 31, 2008.
3.	Biological pays rent and management fee to Group at 1% of its sales revenue.
4.	Biological pays monthly management fee through bank transfer before the 15th of each month.
5.	Group’s responsibilities:
a)
Group shall insure that all the facilities in the premise run properly, provide maintenance for premise on regular basis, and bear all the corresponding expenses. Group shall compensate Biological’s losses caused from improper maintenance or management of the premise and its attached facilities by Group.

b)
Group pays insurance fee for the premise and original facilities, and is responsible for compensating Biological’s losses caused from the improper behavior the management staff and other users of Group.

c)	Group is obliged to satisfy Biological’s reasonable and legal requirements during the lease period.
d)	Biological shall timely notify Group to take effective measures for any damages or malfunction existing or happening on the premise that may affect the safe and normal use of the premise.
6.	Biological’s responsibilities:
a)	Biological promises to comply with the law in People’s Republic of China during the lease period.
b)	Biological pays relevant expenses to Group by the time that is stipulated in this agreement.
c)
Biological shall properly use and take good care of each facility, and avoid any abnormal damages. Biological shall be responsible for timely maintenance or compensation for any malfunctions on the premise and its internal facilities caused from its misuse or inappropriate use.

d)
Biological shall keep the entire leased premise in a good condition when the term of this agreement comes to the end. Biological shall reconvert everything to the original state as Group requires, except for normal wear and tear or original defect.

7.
Biological shall pay a fine for any delays in rental payment. Biological shall be deemed to have withdrawn from this agreement provided Group incurs any losses caused from Biological’s late rental payment.

8.	Group shall be responsible for compensating Biological’s losses caused from Group breaching the stipulated clauses in this agreement.
9.
Any matters not covered in this agreement shall be further negotiated between two parties, and a supplemental agreement shall be made. The supplemental agreement and this agreement shall be equally valid.

10.
Both parties shall solve the disputes arising from the execution of this agreement through negotiation. In the case that an agreement cannot be reached, according to the law in People’s Republic of China, any party may summit the dispute to the People’s Court where the premises locate.

11.	This agreement has four originals, and each party shall keep two of them.
12.	This agreement shall be effective upon the signatures and seals executed by both parties.

Party A (Signature):	Party B (Signature):
Tianjin Tianshi Group Co., Ltd. [COMPANY SEAL AFFIXED]	Tianjin Tianshi Biological Development Co., Ltd [COMPANY SEAL AFFIXED]

Address:	Address:
No.6 Yuanquan Road, New-Tech Industrial Park, Tianjin, China	No.6 Yuanquan Road, New-Tech Industrial Park, Tianjin, China
Legal Representative	Legal Representative
/s/ Jinyuan Li	/s/ Yiqun Wu
Jinyuan Li, President	Yiqun Wu, Director
Date: January 17, 2008	Date: January 17 , 2008